CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our reports dated May 25, 2017, relating to the financial statements and financial highlights of Grosvenor Registered Multi-Strategy Fund (TI 2), LLC and Grosvenor Registered Multi-Strategy Master Fund, LLC, which appear in Grosvenor Registered Multi-Strategy Fund (TI 2), LLC’s Annual Report on Form N-CSR for the year ended March 31, 2017. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” in such Registration Statement.

Chicago, Illinois

July 25, 2017